UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2004

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Irvine Center Drive, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2004, Quest Software, Inc. (“Quest”) entered into an agreement with Fluor Enterprises, Inc. (“FEI”) to purchase from FEI a building located in Aliso Viejo, California comprising approximately 89,000 square feet for approximately $18.6 million. The purchase price is subject to increase by one-half percent (0.5%) for each thirty (30) day period after November 15, 2004 until the completion of the purchase. The closing of the purchase of this building is subject to satisfaction of customary closing conditions and is expected to occur in May 2005. Quest had previously entered into a Lease Agreement with FEI in February 2004 to lease approximately 57,000 square feet of space in this building for a ten-year term commencing in December 2005. The Lease Agreement included an option to purchase the building at the price stated above. Upon the closing of this purchase, the Lease Agreement shall terminate. Quest has the option, exercisable until January 4, 2005, to lease up to approximately 31,400 square feet of this building back to FEI. The amount of space, if any, to be leased to FEI will be determined at a future date.

This building is adjacent to the building we purchased from FEI in March 2004. Our move into the first building has already been completed. We intend to move our remaining Irvine operations into this new building in stages over the next four quarters. We expect relocation costs and costs of improvements for this new building to be approximately $10.0 million to $11.0 million.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Purchase Agreement and Escrow Instructions dated December 9, 2004 between Quest Software, Inc. and Fluor Enterprises, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: December 15, 2004
	By:	/s/ J. MICHAEL VAUGHN
J. Michael Vaughn
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
10.1	Purchase Agreement and Escrow Instructions dated December 9, 2004 between Quest Software, Inc. and Fluor Enterprises, Inc.